SCHEDULE 14A INFORMATION

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Sinoenergy Corporation
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SINOENERGY CORPORATION
1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaoyang District
Beijing China, 100107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 19, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Sinoenergy Corporation, will be held at the offices of the Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107, on Tuesday, January 19, 2010, at 10:00 A.M. local time. At the meeting, you will be asked to vote on:

(1)       The election of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

(2)       The transaction of such other and further business as may properly come before the meeting.

The board of directors has fixed the close of business on November 30, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of stockholders of record on the record date will be available for inspection by stockholders at the office of the Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107during the ten days prior to the meeting.

The enclosed proxy statement contains information pertaining to the matters to be voted on at the annual meeting.

By order of the Board of Directors Anlin Xiong Secretary

Beijing, China
December 29, 2009

THIS MEETING IS VERY IMPORTANT TO US AND TO OUR STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

SINOENERGY CORPORATION
1603-1604, Tower B Fortune Centre Ao City
Beiyuan Road, Chaoyang District
Beijing China, 100107

PROXY STATEMENT

Annual Meeting of Stockholders
January 19, 2010

The accompanying proxy and this proxy statement have been prepared by our management for the board of directors. Your proxy is being solicited by the board of directors for use at the 2010 annual meeting of stockholders to be held at the offices of the Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107 on  Friday, January 19, 2010 at 10:00 A.M., local time, or at any adjournment thereof. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being mailed to stockholders, on or about December 30, 2009.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting for:

●	The election of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

●	The transaction of such other and further business as may properly come before the meeting.

Who is soliciting your proxy?

Your proxy is being solicited by our board of directors.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on November 30, 2009, which is the record date for determining who is eligible to vote at the annual meeting. Each share of common stock is entitled to one vote.

How do I vote?

You can vote either by attending the meeting and voting at the meeting or by completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by signing another proxy with a later date and returning it to us prior to the meeting or by voting again at the meeting. If your stock is held in a brokerage account, you must provide your broker with instructions as to any changes in the voting instructions which you previously provided to your broker.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to any proposal, your proxy will be voted FOR the election of the board of directors’ nominees for directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Will my shares be voted if I do not provide my proxy?

If they are held in a brokerage account, they may be voted for the election of directors if you provide your broker with instructions as to how you want your shares voted.  Your broker will send you  instructions as to how you can vote shares that are held in your brokerage account.  If you do not give your broker instructions as to how you want your shares to be voted, then your shares will not be voted. .

If you hold your shares directly in your own name, they will only be voted if you either sign and deliver a proxy or attend and vote at the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, we must have a quorum. We will have a quorum, and be able to conduct the meeting, if a majority of our outstanding shares as of November 30, 2009, are present at the meeting. Your shares will be counted as being present at the meeting if you attend the meeting or if you properly return a proxy by mail or if you give your broker voting instructions and the broker votes your shares.

On the record date, November 30, 2009, we had 15,922,391 shares of common stock outstanding. This number of shares does not include treasury stock. We will have a quorum if 7,961,196 shares of common stock are present and voting at the annual meeting.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast, which means that, as long as a quorum is present, the seven nominees for director who receive the most votes will be elected. Abstentions will have no effect on the voting outcome with respect to the election of directors.

How are broker non-votes treated at the meeting?

Broker non-votes are proxies signed by brokers without voting on the election of directors.  Broker non-votes are treated as present at the meeting for purposes of determining whether we have a quorum.  However, since directors are elected by a plurality, and broker non-votes will not be voted for any nominees, as long as we have a quorum, including shares represented by broker non-votes, the seven nominees for directors who receive the most votes will be elected.

 Who is paying the cost of the meeting?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.  We estimate our costs at approximately $10,000.

ELECTION OF DIRECTORS

Directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall be determined from time to time by the Board. The size of the board for the ensuing year is seven directors. Our board of directors is recommending that the seven incumbent directors named below be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the board, and any shares represented by proxy will be voted for the substitute nominee, unless the board reduces the number of directors.

All of our present directors, other than Xiang Dong (Donald) Yang, were elected in 2006 by Skywide, which was, at that time, the holder of a majority of the outstanding shares of our common stock, and information concerning their election was provided to shareholders in an information statement. We have not held a meeting of shareholders since 2006.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. The following table sets forth certain information concerning the nominees for director.

Name	Age	Position
Bo Huang	39	Chief executive officer and director
Tianzhou Deng	53	Chairman and director
Robert I. Adler	75	Director
Renjie Lu	74	Director
Greg Marcinkowski	49	Director
Baoheng Shi	71	Director
Xiang Dong (Donald) Yang	43	Director

Bo Huang has been our chief executive officer and a director since the completion of the reverse acquisition in June 2006. He has been chief executive officer and chairman of Sinogas since its organization in 2005. He and Mr. Deng are the founders of Sinogas. He was president of Beijing Tricycle Technology Development Co., Ltd., a company engaged in the development of natural gas conversion kits from 2003 to 2005, and vice president of Chengchen Group, an investment and trading company from 1997 to 2003. Mr. Huang graduated from Renmin University of China in Beijing in 1993 with a bachelor’s degree in international finance.

Tianzhou Deng has been our chairman and a director since the completion of the reverse acquisition in June 2006. He is also a founder of Sinogas. He has been the chief executive officer and chairman of Beijing Sinogas Co., Ltd ., a company engaged in research and development with respect to CNG stations from 2001 to 2005, chairman of Shanghai CNPC Group Co., Ltd., an investment and trading company from 2003 to 2005, president and director of Beijing Tricycle Technology Development Co., Ltd., a company engaged in the development of natural gas conversion kits from 1999 to 2001, president and director of Natural Gas Vehicle Development Center, from 1997 to 1999. Mr. Deng graduated from University of Petroleum, China in 1982 with a chemical bachelor degree, and received a master of management degree from China Science & Technology University. Mr. Deng holds a senior engineer certificate with professor rank issued by the Chinese government. Mr. Deng is recognized as a leader in the CNG/LPG industry in China.

Robert I. Adler has been a director since July 2006.  Mr. Adler is a private investor. He retired in 1973 from a position as investment advisor with UBS Financial Services, where he had been employed for the prior year. Mr. Adler’s prior experience includes terms as a managing director for ING Furman Selz Asset Management, vice president and senior investment officer of BHF Securities Corp and DG Bank, New York Branch and vice president of Kuhn, Loeb & Co. Recently he taught financial English for a semester in Shanghai University of Finance and Economics. Mr. Adler obtained a B.A. degree from Swarthmore College and studied at New York University School of Business Administration. He is a member of Institute of Chartered Financial Analysts and the New York Society of Security Analysts. Mr. Adler is also a director of China Medicine Corporation, a company that markets and distributes medicine products in the PRC, and Precision Aerospace Components, Inc., a stocking distributor of precision fasteners based in New York City.

Renjie Lu has been a director since July 2006.  Mr. Lu has more than 40 years of working experience in the energy industry in China. As an industry veteran, he currently is a senior member of the Advisory Council Committee of Shengli Administration Bureau, SINOPEC (China Petroleum & Chemical Corp, a NYSE-listed company). Mr. Lu was chief executive officer and director of Shengli Administration Bureau, SINOPEC from 1989 to 1996, where he managed about 500,000 employees; he was chief executive officer and director of Jianghan Administration Bureau, SINOPEC from 1987 to 1989; and executive vice president of Zhongyuan Exploration Bureau, SINOPEC from 1975 to 1987. Mr. Lu graduated from University of Petroleum, China in 1963 with a BSc.

Greg Marcinkowski has been a director since July 2006.  Mr. Marcinkowski has been a vice president of operations at WorldStrides since 2000. WorldStrides is a U.S. provider of student educational and performing arts tours in a variety of programs and destinations throughout the world. From 1999 to 2000, Mr. Marcinkowski was the vice president of purchasing at Solo Cup Corporation, which is a manufacturer of packaging products for retail food industries. Mr. Marcinkowski has a MBA and a BSc in mechanical engineering from Northwestern University.

Baoheng Shi has been a director since July 2006. Mr. Shi is a pioneer and a top scientist/researcher in the Chinese clean energy area. Mr. Shi is a professor at Beijing University, University of Petroleum, China, and China Geology University. He is deputy director of natural resource, China National Science & Technology Development Committee. Since 1993, Mr. Shi has initiated natural gas vehicle usage in China, and is recognized as a pioneer in the industry in China. He published “Natural Gas Vehicle Development” in 1999 and “Technology of Natural Gas Vehicle” in 2000. Mr. Shi has been director of New Technology Development Center, China National Petroleum Corp, a NYSE-listed company from 1993 to 2000; president of China National Petroleum’s Science & Technology Bureau from 1978 to 1993. Mr. Shi has a B.Sc. from Beijing University.

Xiang Dong (Donald) Yang has been a director since May 2008. Mr. Yang has been president of Abax Global Capital, a Hong Kong based investment firm of which Mr. Yang is a founding partner, focused on Pan-Asian public and private investments with a particular emphasis on Greater China and South East Asia. From 2000 to 2007, Mr. Yang was a managing director and head of Hong Kong and China Debt Capital Market at Merrill Lynch. Mr. Yang holds an MBA degree from the Wharton School of Business and a BA degree from Nankai University in China. Abax Lotus Ltd., an affiliate of Abax Global Capital, is the lead investor in our $30,000,000 note financing which closed in September 2007, having purchased $10,700,000 principal amount of our 12% Guaranteed Senior Notes due 2012 and $9,300,000 principal amount of our 3% Guaranteed Senior Convertible Note due 2012. Abax Lotus has transferred its notes to its affiliates, Abax Nai Xin A Ltd and, Abax Jade Ltd. Pursuant to an investor rights agreement, Abax has the right to appoint up to 20% of the members of our board of directors and Mr. Tianzhou Deng, our chairman of the board of directors, and Mr. Bo Huang, our chief executive officer, have agreed to vote the shares of common stock beneficially owned by them in favor of the election of the Abax nominees for director at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders.

Director Independence

Four of our directors, Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, are independent directors, using the Nasdaq definition of independence. These four directors comprise the audit committee and the stock option subcommittee of the compensation committee and they, together with Mr. Tianzhou Deng, our chairman, comprise the compensation committee. Mr. Deng is not an independent director. Because of his affiliation with Abax Global Capital, Mr. Yang is not deemed to be an independent director.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has three committees - the audit committee, the compensation committee and the corporate governance/nominating committee. The audit committee is comprised of Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, with Mr. Adler as chairman. The compensation committee is comprised of Renjie Lu, Robert I. Adler, Greg Marcinkowski and Baoheng Shi, with Mr. Lu as chairman. The nomination committee is comprised of Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, with Mr. Shi as chairman. Our 2006 long-term incentive plan is administered by the compensation committee.

Our audit committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.

The compensation committee serves as the stock option committee for our stock option plan, and it reviews and approves any employment agreements with management and changes in compensation for our executive officers.

The nomination committee will be involved evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers.  In September 2009, the board of directors approved the merger of us with and into Skywide, which is wholly-owned by Mr. Deng and Mr. Huang.  See “Related Party Transactions.”  All directors who are elected at this meeting will cease serving as directors upon the completion of the merger with Skywide, at which time the sole directors will be Mr. Deng and Mr. Huang, who are the directors of Skywide.  Accordingly, the nominating committee did not seek any additional potential candidates for directors and recommended that the current director be named as the board of directors nominees for director.

During the year ended September 30, 2009, the board of directors appointed a special committee, whose members are Robert I. Adler, Greg Marcinkowski, Renjie Lu, Baoheng Shi, with Mr. Adler as chairman.  The function of the special committee was to determine whether an acquisition of us by Skywide was in our and our shareholders’ best interests and, if they were to reach an affirmative conclusion in that regard, to review, evaluate and negotiate the terms and conditions of the merger and the merger agreement.  Each member of the special committee is being paid $20,000 for his services on the committee, except for Mr. Adler, who is being paid $30,000 for his services as chairman of the special committee.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the fiscal year ended September 30, 2009, the following officers, directors and 10% stockholders were late in their filings: Shiao Ming Sheng was late in filing a Form 3.  Mr. Liu, Mr. Adler, Mr. Marcinkowski and Mr. Shi were late in filing a Form 4.  Donald Yang, Abax Lotus Ltd., Abax Global Opportunities Fund, Abax Arhat Fund, Abax Upland Fund LLC, Abax Global Capital and Abax Claremont Ltd. were each late in filing a Form 3 and Form 4.  Abax Nai Xin A Ltd. and Abax Jade Ltd. were each late in filing a Form 3.  Jeff Feinberg was late in filing five separate Form 4s.  Chongjun Duan was late in filing a Form 3.

Directors’ Compensation

Each independent director receives an annual directors’ fee of $18,000. Pursuant to the 2006 long-term incentive plan, each newly-elected independent director received at the time of his or her election, a five-year option to purchase 15,000 shares of common stock at fair market value on the date of his or her election. In addition, the plan provides for the annual grant to each independent director of an option to purchase 2,500 shares of common stock on first trading day in April of each calendar year at market price commencing in 2007 and 5,000 shares commencing in 2009.  Tianzhou Deng is our chairman.  He received an annual salary of $42,000.  He is eligible for the grant of options pursuant to our 2006 long term incentive plan.

The following table sets forth information as to compensation paid to our directors who are not listed in the Summary Compensation Table during the year ended September 30, 2009.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Tianzhou Deng	$42,000	$-	$-	$42,000
Robert Adler	48,000	2,900	-	50,900
Renjie Lu	38,000	2,900	-	40,900
Greg Marcinkowski	38,000	2,900	-	40,900
Baoheng Shi	38,000	2,900	-	40.900
Xiang Dong (Donald) Yang	-	-	-	-

On April 1, 2009, we granted Mr. Adler, Mr. Lu, Mr. Marcinkowski and Mr. Shi options to purchase 5,000 shares at an exercise price of $1.32 pursuant to the automatic grant provisions of our 2006 long-term incentive plan.   The value of the options was determined in accordance with the Black-Scholes option pricing model.

The  compensation paid to our directors included, with respect to the members of the special committee, compensation of $20,000 to be paid to each of Messrs. Lu, Marcinkowski and Shi for services as members of the special committee and of $30,000 to be paid to Mr. Adler for services as chairman of the special committee.  The compensation to the special committee members, including the chairman, was accrued, but not paid, in the year ended September 30, 2009.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o Mr. Anlin Xiong, Secretary, Sinoenergy Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107. Mr. Xiong will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table provides information as to shares of common stock beneficially owned as of November 30, 2009 by:

●	Each director;
●	Each current officer named in the summary compensation table;
●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and
●	All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days. Unless otherwise noted, the business address of each of our directors and officers is 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, People’s Republic of China 100107.

	Shares of Common Stock Beneficially Owned
	Number of
Name and Address of Beneficial Owner	Shares	Percent (1)
Tianzhou Deng (2)	3,188,551	20.0%
Bo Huang (2)	3,188,551	20.0%
Chongjun Duan (3)	2,080,699	13.1%
Xiang Dong (Donald) Yang (4)	2,249,036	12.4%
Abax Nai Xin A Ltd. (4)	1,741,405	9.9%
CCIF Petrol Limited (5)	1,119,048	6.6%
Robert I. Adler (6)	25,000	*
Greg Marcinkowski (6)	25,000	*
Renjie Lu (6)	25,000	*
Baoheng Shi (6)	25,000	*
Anlin Xiong	0	0
Shiao Ming Sheng	0	0
Cindy Ye	0	0
All directors and executive officers as a group (seven persons owning stock)	8,726,138	47.6%

_________________
* Represents less than 1% of the shares outstanding

(1)      Based upon 15,922,391shares of common stock outstanding on November 30, 2009.

(2)      Include 50,000 shares of common stock which each of Mr. Deng and Mr., Huang have the right to acquire pursuant to options exercisable within 60 days of November 30, 2009.  Mr. Deng and Mr. Huang each owns a 50% interest in Skywide, which owns 6,277,102 shares of common stock. Thus, Mr. Deng and Mr. Huang are deemed to beneficially own 50% of the shares owned by Skywide. As the sole owners of Skywide, they have joint voting and dispositive power with respect to the shares owned by Skywide.

(3)      The business address of Chongjun Duan is 26 Huangsi Street, Building 1, F1 11, Xicheng District, Beijing, Peoples Republic of China. The information concerning Chongjun Duan was derived from a Schedule 13G filed with the SEC on March 17, 2009.

(4)      Mr. Yang is a director, and he may be deemed a controlling person with respect to Abax Lotus, Ltd., Abax Nai Xin and Abax Jade.  The shares deemed to be beneficially owned by Mr. Yang represent the shares of common stock directly and beneficially owned by Abax Nai Xin and Abax Jade.  In September 2007, Abax Lotus purchased from us 12% senior notes and 3% senior convertible notes in the principal amount of $9,300,000, which are convertible into 2,214,286 shares of common stock at the current conversion rate, and Abax Lotus subsequently purchased 34,750 shares of common stock in the open market.  On May 1, 2009, Abax Lotus transferred to its affiliates, Abax Nai Xin and Abax Jade, for no consideration, the notes and shares of common stock.  As a result of that transfer Abax Nai Xin owns 27,119 shares of common stock and $7,200,000 principal amount of 12% senior notes and 3% convertible notes, which are convertible into 1,714,286 shares of common stock, and Abax Jade owns 7,631 shares of common stock and $2,100,000 principal amount of 12% senior notes and 3% convertible notes which are convertible into 500,000 shares of common stock.  Mr. Yang has sole voting and dispositive power with respect to the securities owned by Abax Lotus, Abax Nai Xin and Abax Jade. Mr. Yang disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.  Mr. Yang does not have any direct interest in the Sinoenergy securities owned by Abax Nai Xin and Abax Jade.  Mr. Yang is an equity holder in the management company that acts as advisor to Abax Nai Xin and Abax Jade, of which Sinoenergy is a portfolio company.  The business address of Mr. Yang and Abax Nai Xin A Ltd. is Suite 6708, 67/F Two Int’l Finance Center, Hong Kong.

(5)      The shares beneficially owned by CCIF Petrol Limited represent shares of common stock issuable upon conversion of our 3.0% convertible notes in the principal amount of $4,700,000. CCIF Petrol Limited is wholly owned by China Century Investment Fund Limited, a Cayman Islands company, whose sole corporate director is China Renaissance Capital Investment Inc., a Cayman Islands company. Voting and investment powers of securities held by CCIF Petrol Limited is exercised by the board of directors of China Renaissance Capital Investment Inc. which consists of Mark Qiu, Hung Shih, Li Zhenzhi, Charles Pieper and Nicole Arnaboldi.  The business address of CCIF Petrol Limited is c/o China Renaissance Capital Investment Inc., M&C Corporate Services, Ltd., P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(6)      The shares beneficially owned by Mr. Adler, Mr. Marcinkowski, Mr. Lu, and Mr. Shi represent shares issuable upon exercise of options held by each of them.

Compensation

The following table is the compensation to our chief executive officer and chief financial officer during the year ended September 30, 2009 and 2008. No officer received compensation of $100,000 or more.

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Bo Huang, chief executive officer	2009	$60,000	$—	$—	$60,000
	2008	50,000	—	—	50,000
ShiaoMing Sheng, chief financial officer	2009	55,000	—	—	55,000

Employment Agreements

Except for an employment agreement with Shiao Ming Sheng, we have no employment agreements with any of our executive officers, and none of our executive officers have any severance arrangements.

On October 20, 2008, we entered into an employment agreement with Mr. Sheng to serve as our chief financial officer, for an initial term of three years. Pursuant to the agreement, Mr. Sheng shall receive compensation of $5,000 per month during the term of the agreement. Mr. Sheng shall also receive a $5,000 bonus on each anniversary of the effective date. In addition, Mr. Sheng shall receive an aggregate of 30,000 shares of common stock of the Company during the initial term of the agreement as follows. Mr. Sheng will not receive any shares until he has been employed for one year, at which time he is to receive 10,000 shares. Thereafter, his shares will vest at the rate of 833 shares per month over the remaining two years of the initial term. The shares of common stock issuable to Mr. Sheng shall be transferred by Skywide, our principal stockholder which is owned by Mr. Tianzhou Deng and Mr. Bo Huang.

Pursuant to the employment agreement, Mr. Sheng will also receive options to purchase up to 150,000 shares of common stock, of which 50,000 shares shall be granted annually commencing on the effective date of his employment, which was October 20, 2008, and on each anniversary of the effective date during the initial term.  The options will be immediately excisable upon grant and will terminate upon termination of Mr. Sheng’s employment under the terms of the employment agreement. After completing one full year of employment, the second and third option grants covering 50,000 shares of common stock per year will be adjusted in direct proportion to the length of his employment. The exercise price of the options granted shall be equal to the intraday market price of our common stock on the date the options are granted. Mr. Sheng is also to receive certain performance-based compensation in the form of an increase in number of shares underlying the options to be granted to him, depending on our stock price performance at the end of Mr. Sheng’s first full employment year. Pursuant to this provision, Mr. Sheng may receive additional options equivalent to 50% of the margin of increase of our stock price at the end of first full employment year. For the second and third years of employment, the additional amount of options granted to Mr. Sheng will be directly proportional to the percentage increase in our stock price. Thus, if the stock price increases by 100% during Mr.Sheng’s first year, the number of shares subject to options will increase by 50%.  During the second and third years, the number of shares subject to options for each year will increase by the same percentage as the increase in the stock price.

Mr. Sheng’s employment may be terminated at any time, with or without cause. In the event that Mr. Sheng’s employment is terminated by us without cause, Mr. Sheng is entitled to a severance payment of two months salary.

2006 Long-Term Incentive Plan

In 2006, we adopted the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. The plan is presently administered by the compensation committee.  Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his election, a five-year option to purchase 15,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 2,500 shares of common stock on April 1st of each year, commencing April 1, 2007.

Outstanding Equity Awards at Fiscal Year End

During the year ended September 30, 2009, we did not grant any options or stock awards to the officers named in the summary compensation table.  The following table sets forth information as to options held at September 30, 2009 by the officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Bo Huang	50,000	0	0	$4.00	5/8/2012

Shiao Ming Sheng	0	0	0

No options were exercised by any officer named in the summary compensation table. And no stock awards granted to any officer during the year ended September 30, 2009.

RELATED PARTY TRANSACTIONS

From the time of our organization until Sinoenergy Holding acquired Sinogas in November 2005, the principal shareholder of Sinogas was Beijing Sanhuan Technology Development Co., Ltd. (“Beijing Sanhuan”), which was then owned by Bo Huang and Tianzhou Deng. Mr. Huang and Mr. Deng have advised us that they no longer have any direct or indirect ownership or, and are not directors of, Beijing Sanhuan, except that Mr. Bo Huang was still the legal representative of Beijing Sanhuan before July 2007. During 2005, Sinogas signed an agreement to acquire the land use right for the land on which Sinogas’ offices and manufacturing facilities are located with initial transfer price of $12.3 million, of which $5.0 million was paid during 2005 and $4.1 million was paid in 2006. In May 2007, the purchase price for the land use right was increased to $18.6 million pursuant to an amendment to the sales agreement, as a result of increased costs and an increase in the value of the land use right. Pursuant to the amendment, the increase was conditioned upon Beijing Sanhuan providing the Company with a special purpose audit report to support the increased cost, and the management is to engage third party independent professionals to provide a report for the land use right valuation. We considered that the independent valuation report was fair, based on the nature of land use right  and the fact that the price for the land use right had been is increasing year by year and did not require a third party report.  In May 2007, we received the land use right certificate, which has a term of 50 years. As of September 30, 2009, we had paid the purchase price to Beijing Sanhuan in full.

We have an agreement with Beijing Sanhuan pursuant to which Beijing Sanhuan granted us the right to use Beijing Sanhuan’s technology and software relating to the integration, installation and maintenance of CNG station systems.  Under this agreement, we pay Beijing Sanhuan for the technology and software at the rate of $12,800 for each CNG substation and $23,051 for each CNG mother station. The, which became effective on January 1, 2006 as a ten-year term. We also pay Beijing Sanhuan $64 per hour for engineers provided by Beijing Sanhuan.  We believe that the transactions with Beijing Sanhuan were at prices and on terms no less favorable to us that would be available from non-affiliated third parties.

Xiang Dong (Donald) Yang, a director, is president of Abax Global Capital.  Abax Lotus Ltd is an affiliate of Abax Global Capital and is the lead investor in our $30,000,000 note financing which closed in September 2007, having purchased $10,700,000 principal amount of our 12% senior notes due 2012 and $9,300,000 principal amount of our 3% senior convertible notes due 2012. Pursuant to an investor rights agreement, Abax has the right to appoint up to 20% of the members of our board of directors and Mr. Tianzhou Deng, our chairman of the board of directors, and Mr. Bo Huang, our chief executive officer, have agreed to vote the shares of common stock beneficially owned by them in favor of the election of the Abax nominees for director at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders.  Mr. Yang is the nominee of Abax.   At the time Abax purchased its senior notes and convertible notes, there was no relationship between us and either of the investors.

The indenture relating to the convertible notes provides for an adjustment in the conversion price of the notes if we fail to meet certain earnings levels.  Although we did not meet the earnings level for 2007, the investors waived the right to any adjustment based on 2007 net income, in consideration for which Skywide agreed to pay the investors $600,000 by December 1, 2008. There was no formal arrangement between Skywide, the Company and the noteholders pursuant to which Skywide agreed to make a payment to the noteholders in consideration for the noteholders waiving the net income test for 2007.  Since Skywide is our largest stockholder and is owned by our chairman and our president, Skywide voluntarily agreed to enter into the agreement with the noteholders since they felt it would be in our best interest if there were no downward adjustment in the conversion price of the convertible notes. The noteholders waived this obligation for no consideration.  Pursuant to an agreement dated December 17, 2009 among the noteholders and us, the waived any downward adjustment in the conversion price based on our failure to meet the net income requirements for 2008 and 2009.

Abax Nai Xin A Ltd. and Abax Jade Ltd. (and their predecessors, which are affiliates of the Abax Nai Xin A Ltd. and Abax Jade Ltd.) were issued 12% senior notes in the total principal amount of $10,700,000 and 3% convertible notes in the total principal amount of $9,300,000, and CCIF was issued 12% senior notes in the principal amount of $5,300,000 and  3% convertible notes in the principal amount of $4,700,000.  All of these notes were outstanding at September 30, 2009.  Subsequent to September 30, 2009, the 12% senior notes were paid in full.  We paid interest to Abax and CCIF in the amount of $1,476,501 in the year ended September 30, 2009 and $970,667 in the year ended September 30, 2008.

We entered into agreements dated October 5, 2009 and December 17, 2009 pursuant to which among other thing, we paid the 12% senior notes in full and agreed to pay the 3% convertible notes in two installments following completion of the merger with Skywide.  The first payment is due ten days after the completion of the merger and the second payment is due 30 days thereafter.  Because the convertible notes are being paid in cash and not converted, we are to pay interest on the convertible notes which will result in a yield to maturity of 13.8% per annum, net of interest paid at the rate of 3% per annum.  The note holders also agreed to waive any adjustment in the conversion price of the convertible notes resulting from our failure to meet the net income targets for 2008 and 2009 and from any sale of common stock or the issuance of convertible securities at an exercise or conversion price which is less than the conversion price of the notes, which is presently $4.20.  The noteholders also waived compliance with financial covenants through March 31, 2010 and waived all but $280,000 of additional interest resulting from our failure to register the shares of common stock issuable upon conversion of the convertible notes.

On October 12, 2009, we entered into an agreement and plan of merger with and into Skywide Capital Management Limited, a corporation which is wholly owned by Mr. Tianzhou Deng, our chairman, and Mr. Bo. Huang, our chief executive officer, both of whom are also directors.  Pursuant to the merger agreement, at the effective time of the merger, each shares of common stock, other than shares owned by Skywide, Mr. Deng and Mr. Huang, will become and be converted into the right to receive, upon presentation of the certificates for their common stock, the sum of $1.90.  In addition, the holders of options and warrants, other than those held by Mr. Deng and Mr. Huang, with an exercise price which is less than $1.90 per share will receive, upon cancellation of the option or warrant, the amount by which $1.90 exceeds the exercise price of the warrant or option.  The merger is subject to stockholder approval.

FINANCIAL STATEMENTS

Our audited financial statements, which include our consolidated balance sheets at September 30, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2009, are included in our Form 10-K for the year ended September 30, 2009. A copy of our 10-K for 2009 either accompanied or preceded the delivery of this proxy statement.

Copies of our Form 10-K for the year ended September 30, 2009 may be obtained without charge by writing to Mr. Anlin Xiong,, Secretary, Sinoenergy Corporation, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. Copies of our Form 10-K are available on our website at http://www.portasystems.com/secfilings/index.html. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

OTHER MATTERS

Other Matters to be Submitted

Our board of directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than September 30, 2010 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than November 30, 2010.  If notice of any stockholder proposal is received after November 30, 2010, then the notice will be considered untimely and we are not required to present such proposal at the 2011 annual meeting. If the board of directors chooses to present a proposal submitted after November 30, 2010 at the 2011 annual meeting, then the persons named in proxies solicited by the board of directors for the 2011 annual meeting may exercise discretionary voting power with respect to such proposal.

After completion of the merger with Skywide, we will no longer be subject to the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors Bo Huang Chief Executive Officer

December 29, 2009

PROXY

SINOENERGY CORPORATION

2010 Annual Meeting of Stockholders - January 19, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bo Huang and Tianzhou Deng or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2010 Annual Meeting of Stockholders of Sinoenergy Corporation (the "Company"), to be held at 10:00 a.m., local time, on Tuesday, January 19, 2010, at the offices of the Company, 1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, China, 100107, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1) To elect the following seven (7) directors:

Bo Huang, Tianzhou Deng, Robert I. Adler, Renjie Lu, Greg Marcinkowski, Baoheng Shi and Xiang Dong (Donald) Yang

|_| FOR all nominees listed above (except as marked to the contrary below).

|_| Withhold authority to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

(2) In their discretion, upon the transaction of such other business as may properly come before the meeting;

all as set forth in the Proxy Statement, dated December __, 2009.

The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1and 2.

If you plan to attend the meeting please indicate below:

I plan to attend the meeting |_|

Dated: _________________________, 2009

(Signature(s))

Please sign exactly as name(s) appear
hereon. When signing as attorney,
executor, administrator, trustee or
guardian, please give full title as such.

Please date, sign and mail this proxy in
the enclosed envelope, which requires no
postage if mailed in the United States.